Exhibit 99.1

FOR IMMEDIATE RELEASE

Rader Farms Reports Exceptional Crop

PHOENIX, Sept. 23, 2009 — The Inventure Group Inc. (Nasdaq: SNAK), a leading specialty snack food marketer and manufacturer, today announced an exceptional crop in its wholly owned subsidiary Rader Farms.

“Rader Farms, along with the rest of the industry, had a very strong crop of berries this year,” said Terry McDaniel, Chief Executive Officer of The Inventure Group. “Accordingly, the abundance of industry supply has affected Rader’s business in several ways. First, we anticipate lower revenue in the third quarter of this year as consumers switch to lower priced fresh berries.  Secondly, short term pricing pressure will lower Rader revenue growth in the near term as compared to historical levels. That said, our strong crop will offset the bottom line impact of lower pricing as we will be able to purchase fewer outside berries and maintain historical profitability levels. Demand for Rader berries remains strong as unit sales will be in line with or greater than historical norm. Although we do expect industry wide pricing pressure to continue over the course of the next 12 months, we remain highly optimistic as we continue to add new customers and increase store count with existing customers such as CostCo domestic and international for the tail end of the 4th quarter followed by the first quarter 2010 roll out of the Jamba Juice line of smoothies.”

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different(tm) specialty brands in indulgent and better-for-you food categories under a variety of Company owned and licensed brand names, including T.G.I. Friday’s(r), BURGER KING(tm), Rader Farms(r), Boulder Canyon(tm) Natural Foods, Poore Brothers(r), Tato Skins(r) and Bob’s Texas Style(r). For further information about The Inventure Group visit www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, deteriorating economic conditions, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

Contact:
The Inventure Group, Inc.
Steve Weinberger, Chief Financial Officer
(623) 932-6200